Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”), is made, entered into and effective as of September 20, 2005 (the “Transition Date”), by and between DIEBOLD INCORPORATED (the “Company”), located at 5995 Mayfair Road, North Canton, Ohio 44720 and ERIC C. EVANS (“Evans”), residing at 7488 Valley View Road, Hudson, Ohio 44236.

WITNESSETH:

WHEREAS, prior to the Transition Date, Evans was the President and Chief Operating Officer of the Company;

WHEREAS, Evans and the Company are parties to that certain letter agreement (the “Letter Agreement”) dated January 6, 2004 and signed by Evans on January 13, 2004, and also to that certain conditions of employment (“Conditions Agreement”) signed by Evans on January 28, 2004, and this Agreement is intended to supersede and replace in every respect both the Letter Agreement and the Conditions Agreement;

WHEREAS, subject to the terms of this Agreement, Evans and the Company have mutually determined that, effective on the Transition Date, Evans shall resign from any and all offices of the Company, and any other position, office or directorship of any other entity for which Evans was serving at the request of the Company, and, in addition, that his employment with the Company shall cease on January 26, 2006 (the “Separation Date”), and thereafter shall begin a severance period;

WHEREAS, the Company accepts Evans’ resignations as of the dates referenced above;

WHEREAS, the Company and Evans desire to set forth the payments and benefits that Evans will be entitled to receive from the Company in connection with the cessation of his employment with the Company; and

WHEREAS, the Company and Evans wish to resolve, settle and/or compromise certain matters, claims and issues between them, including, without limitation, those relating to Evans’ resignation from the offices he held and from cessation of his employment with the Company.

NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Evans hereby agree as follows:

1. Resignation: Evans hereby resigns, effective on the Transition Date, his positions as President and Chief Operating Officer of the Company and as a member of the Company‘s Board of Directors. Evans further resigns, effective on the Transition Date: (a) from all other offices of the Company to which he has been elected by the Board of Directors of the Company (or to which he has otherwise been appointed); (b) from all offices of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company; (c) from all administrative, fiduciary or other positions he may hold with respect to arrangements or plans for, of, or relating to the Company; and (d) from any other directorship, office, or position of any corporation, partnership, joint venture, trust or other enterprise (each an “Other Entity”) insofar as Evans is serving in the directorship, office, or position of the Other Entity at the request of the Company. Evans further agrees that effective as of the Separation Date, his employment with the Company, and its subsidiaries and related or affiliated companies shall cease. The Company hereby consents to and accepts said resignations and cessation.

2. Additional Compensation and Benefits: In consideration of the promises made by Evans in this Agreement and subject to the conditions hereof, the Company agrees to the following:

a) Continued Salary and Severance Payment: For the time period (the “Transition Period”) beginning on the Transition Date and ending on the Separation Date, Evans shall be paid his regular salary in semi-monthly payments (i.e. $19,500 semi-monthly gross pay), via direct deposit account, subject to normal payroll deductions. The payment of these amounts during the Transition Period shall be deemed to include any vacation pay otherwise due Evans. During the Transition Period, Evans shall provide, upon reasonable notice, reasonable cooperation and assistance in the transition of his duties to other Company personnel. For a time period (the “Severance Period") beginning on the Separation Date and ending two (2) years after the Separation Date, Evans shall continue to be paid as severance his current semi-monthly base salary (i.e., $19,500 semi-monthly gross pay) in accordance with the Company’s usual payroll practices and subject to normal payroll deductions.

b) Deferred Compensation: Any amounts held for and on behalf of Evans under the Amended and Restated 1992 Deferred Incentive Compensation Plan for Diebold

Incorporated shall he distributed according to the terms and conditions of said Plan and shall be based on the termination of his employment as of the Separation Date. Any amounts paid hereunder shall be subject to applicable payroll tax deductions.

c) Annual Bonus: Evans shall not be eligible to receive any bonus for 2005 and shall not be eligible for annual bonus participation after the 2005 bonus period.

d) Long Term Executive Incentive Plan: Evans shall be eligible to receive additional compensation under the Company’s Long Term Executive Incentive Plan (“LTIP”) as follows: he shall remain eligible to receive that amount that would be payable to him for the Performance Period 2003-2005 under the Performance Share Agreement for such Performance Period as if he was employed by the Company throughout the balance of the Performance Period (as defined in such Performance Share Agreement) and through the payment of the award. Any amounts paid hereunder shall be subject to applicable payroll tax deductions. Evans shall not be eligible for any LTIP payments for any subsequent periods.

e) Stock Options: Evans shall not be eligible for any additional grants of stock options after the Transition Date. Evans’ rights with respect to stock options granted to him prior to the Transition Date under certain nonqualified stock option plans of the Company shall he governed by the terms and conditions of those stock option plans based on his termination or employment on the Separation Date. Any compensation paid to Evans with respect to stock options will be subject to applicable payroll tax deductions.

f) Medical Coverage: During the Transition Period and during the Severance Period, Evans shall be allowed to continue as a plan participant in the Diebold, Incorporated

Associate Healthcare Plan (the “Health Plan”) subject to the terms and conditions of the Health Plan including, but not limited to, timely payment of any employee contributions necessary to maintain participation. Evans’ benefits under the Health Plan shall be reduced, however, by any comparable benefits that he receives from another employer, including self-employment, during the Severance Period. At the conclusion of the Severance Period, Evans may continue, at his cost, his participation in the Health Plan, pursuant as applicable to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”).

g) Life Insurance: During the Transition Period and during the Severance Period, Evans shall continue to be eligible for the basic Company-paid life insurance benefit. Evans’ life insurance benefit shall be reduced, however, by any comparable benefits that he receives from another employer, including self-employment, during the Severance Period.

h) Company Car: The Company shall continue to provide Evans with use of the Company car currently assigned to him during the Transition Period, subject to normal payroll adjustments and deductions. After the Transition Period, Evans shall have the option of immediately either (i) returning the car to the Company or (ii) purchasing the car pursuant to then-current Company policies.

i.) Professional Fees: The Company and Evans acknowledge and agree that each shall be responsible for the payment of their respective legal fees and costs (and related disbursements) incurred in connection with Evans’ resignation and cessation of employment and all matters relating to the negotiation and execution of the releases, employment terms and all other matters covered by this Agreement. For financial planning activities associated with calendar year 2005 (including, without limitation, tax return preparation), Evans shall continue to he eligible to receive reimbursement for the costs of financial counseling up to a total cost to the Company of $15,000.

j) Retirement and 401(k) Plans: During the Transition Period, Evans shall continue to participate in the Company’s 401(k) Savings Plan and Supplemental Employee Retirement Plan II (collectively, “Retirement Plans”). Evans’ post-Separation Date eligibility for benefits, if any, as a past employee of the Company under the Retirement Plans shall be as set forth in the respective Plan documents and shall be based on the termination of his employment as of the Separation Date Solely for purposes of determining vesting status and eligibility to receive a benefit under the Supplemental Employee Retirement Plan II, Evans will be deemed to have ten years of vesting service as or the commencement or his employment with the Company and while employed to have accrued two years of service credits for each year of actual service, it being acknowledged that as of the Separation Date, Evans will have two (2) years of actual service..

k) Business Expenses: Evans will promptly pay any balance due on any Company credit card or other account used by him. The Company will either; (i) reimburse Evans for any pending reasonable, business-related credit card charge for which Evans has not already been reimbursed, provided Evans files a proper Travel and. Expense Report; or (ii) pay such charge directly to the card-issuing bank. Evans hereby authorizes the Company to deduct from monies due Evans under this Agreement any balance remaining on Evans’ Company credit card account after such; (i) reimbursement; or (ii) direct payment.

l) Outplacement: After the Transition Date, Evans shall be eligible to receive outplacement services from Right Management Consultants or a similar firm mutually agreeable to the parties up to a cost to the Company of $15,000.

m) Other Compensation and Benefits: Except as specifically set forth herein, no other compensation or benefits are due Evans under this Agreement, the Letter Agreement, the Conditions Agreement, or any other agreement, policy or program of the Company.

3. Non-Competition: During the Transition Period and for a period of two (2) years thereafter, Evans will not, without prior written consent of the Company, engage, directly or indirectly, either personally or as an employee, agent, representative, or consultant for another, in any activity that competes directly or indirectly with the Company or any of its subsidiaries or affiliate in any products, services, systems, or other business activities (or in any product, service, systems, or business activity that was under either active development or consideration while Evans was employed by the Company). Evans acknowledges and agrees that the Company competes worldwide in the sale of products, services, systems, and business activities and that the market for technology related to its products, services, systems, and business activities is worldwide.

4. No Solicitation of Employees: During the Transition Period and for a period of two (2) years thereafter, Evans will not induce or assist others in inducing any employee of the Company or its affiliates to give up employment with the Company or its affiliates. In the event that the scope of the restrictions in Paragraphs 3 or 4 are found overly broad, Evans agrees that a court should reform the restrictions by limiting them to the maximum reasonable scope.

5. Release by Evans:

a.) Evans for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, and forever discharges the Company from, and agrees to indemnify the Company against, any and all arbitrations, claims (including claims for attorney’s fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Evans now has or may have had for, upon, or by reason of any cause whatsoever (except that this release shall not apply to the obligations of the Company arising under this Agreement), against the Company (“Claims”), including but not limited to:

(i) any and all Claims, directly or indirectly, arising out of or relating to: (A) Evans’ employment with or consulting services for the Company; and (B) Evans’ resignation as president and Chief Operating Officer and any other position and/or the cessation of his employment, as described in Paragraph l of this Agreement;

(ii) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or disability, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended (the “AD EA”), Title Vll of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and Ohio Revised Code Chapter 4112;

(iii) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied; and

(iv) any and all claims under or relating to any and all employee compensation, employee benefit, employee severance or employee incentive bonus plans and arrangements; provided that he shall remain entitled to the amounts and benefits specified in Paragraph 2 above, Evans agrees that he intends to release any and all worker compensation claims he may have against the Company by this Agreement, and further agrees to execute any documentation as may be reasonably required to perfect such release when presented to him by the Company.

b. Evans understands and acknowledges that the Company does not admit any violation of law, liability or invasion or any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided under this Agreement is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Evans ever had or now may have or ever will have against the Company to the extent provided in this Paragraph 5. Evans further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in this Agreement.

c. Evans further understands and acknowledges that:

(i) The release provided for in this Paragraph 5, including claims under the ADEA to and including the date of this Agreement, is in exchange for the additional consideration provided for in this Agreement, to which consideration he was not heretofore entitled;

(ii) He has been advised by the Company to consult with legal counsel prior to executing this Agreement and the release provided for in this Paragraph 5, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily and intending to be bound;

(iii) He has been given a period of twenty-one days to review and consider the terms of this Agreement, and the release contained herein, prior to its execution and that he may use as much of the twenty-one day period as he desires; and

(iv) He may, within seven days after execution, revoke this Agreement. Revocation shall be made by delivering a written notice of revocation to the Vice President and Chief Human Resources Officer at the Company. For such revocation to be effective, written notice must be actually received by the Vice President and Chief Human Resources Officer at the Company no later than the close of business on the seventh day after Evans executes this Agreement. If Evans does exercise his right to revoke this Agreement, all of the terms and conditions of the Agreement shall be of no force and effect and the Company shall have no obligation to satisfy the terms or make any payment to Evans as set forth in Paragraph 2 of this Agreement.

d. Evans will never file a lawsuit or other complaint asserting any claim that is released in this Paragraph 5. In the event Evans breaches this Paragraph 5.d, he agrees to indemnify the Company against any costs or expenses, including attorney fees, that the Company may incur in connection with such breach.

e. Evans and the Company acknowledge that his resignation and cessation of employment is by mutual agreement between the Company and Evans, and that Evans waives and releases any claim that he has or may have to reemployment.

f. For purposes of the above provisions of this Paragraph 5, the “Company” shall include its predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel.

6. Confidential Information: Evans acknowledges and agrees that as an employee of the Company, he may have created or had access to in formation, trade secrets, substances and inventions including confidential information relating to the business or interests of persons with whom the Company or its affiliated companies may have commercial, technical, or scientific relations (“Information”) that is valuable to the Company or its affiliated companies and may lose its value if disclosed to third parties. Evans therefore agrees to treat all such Information as confidential and belonging to the Company and to take all actions reasonably requested to confirm such ownership. Evans will not, without the prior written consent of the Company, disclose or use the Information other than in the course of your employment with the Company. This non-disclosure obligation shall continue until such Information becomes public knowledge through no fault of Evans. In addition, Evans acknowledges and agrees that he remains bound in all respects by the provisions in Section B of the Conditions Agreement.

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8. Breach; Arbitration:

a) If Evans breaches any of the provisions of this Agreement, then the Company may immediately terminate all remaining payments and benefits described in this Agreement, and in addition, the Company shall be entitled to obtain reimbursement from Evans of all payments and benefits already provided pursuant to Paragraph 2 of this Agreement, plus any expenses and damages incurred as a result of the breach (including, without limitation, reasonable fees), with the remainder or this Agreement, and all promises and covenants herein, remaining in full force and effect; provided, however, that with regard to any breach of Evans’ obligations under Paragraph 9 a) of this Agreement, Evans shall have ten (10) calendar days from the date he receives written notice thereof from the Company to cure any such alleged breach;

(i) The Company will not terminate pursuant to Paragraph 8.a any benefits in which Evans had vested as of the Transition Date under the Retirement Plans. Evans’ COBRA rights, if any, will not be reduced by any action taken by the Company under Paragraph 8.a;

(ii) Evans may challenge any Company action under Paragraph 8.a.

b) The parties agree that any disputes, controversies, or claims of whatever nature arising out of or relating to this Agreement or breach thereof shall be resolved through binding arbitration before a mutually agreeable arbitrator or arbitrators, in accordance with the applicable rules of the American Arbitration Association; provided, however, that the parties agree that in the event of any alleged breach by Evans of any of his obligations under Paragraphs 3, 4, and 6 of the Agreement, the arbitration requirements of this Paragraph 8.b shall not apply, and that instead, the Company may elect, in its sole discretion, to seek relief in a court of general jurisdiction in the State of Ohio, and the parties hereby consent to the exclusive jurisdiction of such court. In addition, in connection with any such court action, Evans acknowledges and agrees that the remedy at law available to the Company for breach by Evans of any of his obligations under Paragraphs 3, 4, and 6 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, Evans acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of Evans’ violation of any provision of Paragraphs 3, 4, and 6 of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

9. Continued Availability and Cooperation:

a) Evans shall cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Evans’ employment by the Company or during the Severance Period. This cooperation by Evans shall include, but not be limited to:

(i) making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;

(ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefore as and to the extent that the Company or the Company’s counsel reasonably requests;

(iii) refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and

(iv) cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.

b) Evans shall be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation, which the Company shall reasonably endeavor to schedule at times not conflicting with the reasonable requirements of any employer of Evans, or with the requirements of any third party with whom Evans has a business relationship permitted hereunder that provides remuneration to Evans. Evans shall not unreasonably withhold his availability for such cooperation.

c) Upon the Transition Date, Evans will update the Company as to the status of all pending matters for which he was responsible or otherwise involved.

d) The Company agrees to release Evans and indemnify and hold him harmless against all liability or loss, and against all claims or actions, arising from or connected with his past activities as an employee of the Company, including but not limited to those claims or actions based upon or arising out of negligent or wrongful acts to persons or property and the defense of any such claims or actions. Notwithstanding the foregoing, the Company will have no obligation to release, indemnify, hold harmless or defend Evans for any conduct by Evans alleged to be intentional or willful or that arises from a violation of any statutory prohibition unless such conduct was specifically requested by the Company. Evans warrants that he has disclosed to the Company all claims and circumstances and potential claims and circumstances that may exist or could reasonably be brought against him concerning his past activities as an employee.

10. Successors and Binding Agreement:

a) This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring, directly or indirectly, all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed included in the definition of “the Company” for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

b) This Agreement shall inure to the benefit of and be enforceable by Evans’ personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.

c) This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other parties, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Subparagraphs (a) and (b) of this Paragraph 10.

d) This Agreement is intended to be for the exclusive benefit of the parties hereto, and except us provided in Subparagraphs (a) and (b) of this Paragraph 10, no third party shall have any rights hereunder.

11. Statements to Third Parties: Because the purpose of this Agreement is to settle amicably, any and all potential disputes or claims among the parties, neither Evans on the one hand nor Wally O’Dell, the Company’s Chief Executive Officer, or Sheila Rutt, the Company’s Chief Human Resources Officer, when either O’Dell or Rutt are acting in an official capacity on behalf of the Company, on the other hand, shall, directly or indirectly, make or cause to be made any statements to any third parties criticizing or disparaging the other or comment on its/his character or business reputation. Evans further hereby agrees not; (i) to comment to others concerning the status, plans or prospects of the business of the Company; or (i) to engage in any act or omission that would be detrimental, financially or otherwise, to the Company, or that would subject the Company to public disrespect, scandal, or ridicule. For purposes of this Paragraph 11, the “Company” shall mean Diebold Incorporated and its directors, officers, predecessors, parents, subsidiaries, divisions, and related or affiliated companies.

12. Notices: For all purposes of this Agreement, all communications provided for herein shall he in writing and shall be deemed to have been duly given when delivered, addressed to the Company (to the attention of the CEO) at its principal executive offices and to Evans at his principal residence, 7488 Valley View Road, Hudson, Ohio 44236, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.

13. Miscellaneous: No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Evans and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by any of the parties that are not set forth expressly in this Agreement and every one of them (if, in fact, there have been any) is hereby terminated without liability or any other legal effect whatsoever.

14. Entire Agreement: This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and, except to the extent otherwise provided herein, shall supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter.

15. Governing Law: Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and under the laws of the State of Ohio.

16. Validity: The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect.

17. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

18. Captions and Paragraph Headings: Captions and paragraph headings used herein are for convenience and are not part or this Agreement and shall not be used in construing it.

19. Further Assurances: Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date First set forth above.

DIEBOLD, INCORPORATED

By: /s/Walden W. O’Dell
Date: October 12, 2005

By: /s/Eric C. Evans
Date: October 12, 2005
Witness: /s/Richard A. Broock